Exhibit 99.1

Response Biomedical Corp. Announces First Quarter 2015 Financial Results

VANCOUVER, British Columbia – May 5, 2015 - Response Biomedical Corp. (“Response” or “the Company”) (TSX: RBM, OTCQB: RPBIF) today reported financial results for its first quarter ended March 31, 2015.

“We are pleased to report that our product revenue this quarter increased 28% over the same quarter last year. This increase was a result of our focused effort on distribution channel management initiated in late 2014 and our strategic decision to invest in aggressive promotional reader placements to increase our customer base and long-term test sales. The reader placement initiative temporarily reduced our gross margin which we expect to return to higher levels in future quarters,” said Response’s Interim Chief Executive Officer, Dr. Anthony (Tony) Holler. “Through these strategic sales initiatives and the ongoing Joinstar collaboration, we are focused on accelerating our path forward and leveraging our success in our key market, China. Indeed in Q1, our total revenue, including Joinstar collaboration activity, increased 38% over the same quarter last year.”

Financial highlights for the first quarter of 2015 include the following:

●	Total Q1 revenue of $3.5 million, up 38% from $2.6 million in Q1 2014

●	Q1 Gross margin on product sales of 33.5%, down 10.2 percentage points, compared with 43.7% in Q1 2014 primarily related to promotional reader placements

●	Q1 2015 GAAP Net loss of $(1.1 million), or $(0.11) per share, compared with a GAAP Net loss of $(1.5 million), or $(0.19) per share in Q1 2014.

●	Excluding the non-cash warrant liability valuation adjustment, Q1 2015 Adjusted Net loss was $(1.2 million) compared with $(1.4 million) in Q1 2014

●	Q1 2015 Adjusted EBITDA (a non-GAAP financial measure) loss of $(0.6 million), compared with $(0.8 million) in Q1 2014

Financial results for the three months ended March 31, 2015:

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Product sales increased 28% to $3.3 million for the quarter ended March 31, 2015 compared to $2.6 million for the same quarter in 2014. The increase was primarily due to higher instrument and cardiovascular test sales in China.

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Collaborative revenue from the Joinstar collaboration was $0.3 million in Q1 2015. We are eligible to receive an additional US$2.2 million in milestones during the remaining approximately 12 months of the development project.

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Gross margin on product sales decreased to 33.5% for the quarter ended March 31, 2015 compared to a gross margin of 43.7% in the same quarter of 2014. This decrease is primarily due to reader placement promotions that were implemented in the fourth quarter of 2014 and continued into the first quarter of 2015, as well as an increase in inventory provisions versus the comparable period. Our manufacturing cost reduction initiatives continue, with further production automation on schedule for implementation later in 2015.

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Operating expenses decreased by 5% to $2.2 million for the quarter ended March 31, 2015 compared to $2.3 million in the same quarter of 2014. This decrease is primarily due to reduced compensation related costs in 2015 as result of senior management restructuring completed in 2014.

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As a result of the changes described above, Adjusted EBITDA for the quarter ended March 31, 2015 improved to negative $0.6 million compared to negative $0.8 million in the same quarter of 2014. Adjusted EBITDA excludes, for the applicable periods, interest expense, interest income, income tax, depreciation and amortization, stock-based compensation expense, and the non-cash unrealized gain or loss on the revaluation of the warrant liability. We believe that this non-GAAP measure may be useful to investors to analyze the results of our business as it excludes the often large quarterly non-cash gains and losses associated with revaluations of our warrant liability— these gains and losses are driven by stock price changes and are unrelated to our business operations and cash flows. A reconciliation between net loss and comprehensive loss and Adjusted EBITDA is included below.

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GAAP Net loss for the quarter ended March 31, 2015 totaled $(1.1 million), or $(0.11) per basic and diluted share compared to a $(1.5 million), or $(0.19) per basic share and diluted share, in the comparative 2014 period. The decrease in GAAP Net loss was primarily due to higher gross profit due to the increase in collaborative revenue and the decrease in operating expenses mentioned above.

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Adjusted Net loss decreased by $0.2 million to $(1.2 million) from $(1.4 million) in the comparable quarter in 2014. We also believe that this non-GAAP measure, along with Adjusted EBITDA, may be useful to investors to analyze the results of our business because it excludes the often volatile, non-cash unrealized change in the valuation of the Company’s warrant liability. A reconciliation between Net loss and comprehensive loss and Adjusted Net loss is included below.

●	Cash and cash equivalents as of March 31, 2015 were $1.4 million compared to $4.0 million as of March 31, 2014.

For a further discussion of the Company’s financial results for the first quarter ended March 31, 2015, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 72 hours of the distribution of the news release.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with United States Generally Accepted Accounting Principles (GAAP) and on an “adjusted” (or non-GAAP) basis for the three months ended March 31, 2015 and 2014. We believe that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. These measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures. Further, our reconciliation of GAAP Net loss and comprehensive loss to Adjusted EBITDA and Adjusted Net loss are included in the tables below to facilitate a reader’s understanding of the impact of these adjustments to our GAAP financial results and are not intended to place any undue prominence on our Adjusted EBITDA and/or our Adjusted Net loss.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to any other medical and non-medical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, influenza A and B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus antigen and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin. Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTCQB under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding our belief that our strategic decision to invest in aggressive promotional reader placements will increase our customer base and long-term test sales, that the reader placement initiative has temporarily reduced our gross margin and that we expect gross margin to return to higher levels in future quarters, that our strategic sales initiatives and the ongoing Joinstar collaboration will accelerate our path forward and leverage our success in our key market, China, that we are eligible to receive a further US$2.2 million in milestones during the remaining approximately 12 months of the Joinstar development project and that further production automation is on schedule for implementation later in 2015. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, our business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Financial Data (in thousands of Canadian dollars except per share data):

	Three Months Ended March 31
	2015	2014
Product sales	$3,271	$2,559
Collaborative revenue	269	-
Total revenue	$3,540	$2,559
Cost of sales	2,176	1,440
Gross profit	$1,364	$1,119
Gross margin on product sales	33.5%	43.7%
Operating expenses	2,152	2,268
Other expenses (excluding unrealized loss (gain) on revaluation of warrant liability)	367	213
Adjusted net loss	$(1,155)	$(1,362)
Unrealized loss (gain) on revaluation of warrant liability	(55)	161
Net loss and comprehensive loss for the period	$(1,100)	$(1,523)
Loss per share - basic and diluted	$(0.11)	$(0.19)

Reconciliation of GAAP Net Loss to Adjusted EBITDA (in thousands of Canadian dollars):

	Three Months Ended March 31
	2015	2014
Adjusted EBITDA	$(658)	$(819)
Interest expense and amortization of deferred financing costs and debt discount	235	197
Interest income	(3)	(5)
Depreciation and amortization	210	200
Stock-based compensation	55	151
Unrealized loss (gain) on revaluation of warrant liability	(55)	161
Net loss and comprehensive loss for the period	$(1,100)	$(1,523)

Reconciliation of Adjusted Net Loss to GAAP Net Loss (in thousands of Canadian dollars):

	Three Months Ended March 31
	2015	2014
Adjusted net loss	$(1,155)	$(1,362)
Unrealized loss (gain) on revaluation of warrant liability	(55)	161
Net loss and comprehensive loss for the period	$(1,100)	$(1,523)

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604-456-6010
Chief Financial Officer

ir@responsebio.com